-3-
                                                     Exhibit 10.1


                 WAIVER AND EMPLOYMENT AGREEMENT

This agreement entered into as of September 21, 2000, among Commonwealth Energy System and certain of its subsidiaries, namely Commonwealth Gas Company, COM/Energy Services Company, Commonwealth Electric Company and Advanced Energy Systems, Inc. (each and any of them as the case may be hereinafter referred to as the "Company"), Deborah A. McLaughlin (the "Employee") and NSTAR.

     WHEREAS, pursuant to an Amended and Restated Agreement and Plan of Merger dated December 4, 1998, as amended and restated May 4, 1999, the Company combined with BEC Energy and its subsidiaries to become part of a holding company system under NSTAR;

     WHEREAS, in connection with the consummation of the combination, NSTAR has established compensation and benefit programs for certain officers of NSTAR and its subsidiaries (the "NSTAR Group") which provide for an integrated program of cash compensation, non-cash incentive compensation, pension and other retirement and welfare benefits (the "NSTAR Benefits Program");

     WHEREAS, Employee is a party to a Change in Control
Agreement with the Company dated December 5, 1998 (the "CES
Change in Control Agreement") and a Split Dollar Supplemental
Pension Agreement with the Company dated June 1, 1994 (the "CES
Supplemental Pension Agreement");

     WHEREAS, NSTAR, the Company and Employee wish to transition Employee from the Company benefit program to the NSTAR Benefits Program, including without limitation, the NSTAR Change in Control Agreement and the NSTAR Supplemental Employee Retirement Plan, and as a condition to Employee's participation in, or continued participation in, the said NSTAR Benefits Program, NSTAR, the Company and Employee have agreed to terminate or amend certain agreements that constituted part of the Company benefit program, including without limitation, the CES Change in Control Agreement and the CES Supplemental Pension Agreement.

     NOW, THEREFORE, in consideration of NSTAR making available to Employee the NSTAR Benefits Program and Employee's participation, or continued participation, in the NSTAR Benefits Program, and for other good and valuable consideration, receipt of which is hereby acknowledged by the parties, NSTAR, the Company and Employee hereby agree as follows:

     1. Employee, for himself, his heirs, executors, administrators, personal representatives and assigns hereby agrees to the termination of the CES Change in Control Agreement and the CES Supplemental Pension Agreement and irrevocably waives and forfeits any and all retirement, life insurance, death or other benefits or coverage (whether vested or unvested, payable or contingent) under said CES Change in Control Agreement and CES Supplemental Pension Agreement or under any life insurance policy or policies issued in connection with the CES Supplemental Pension Agreement, all effective as of the date of this agreement. Employee also agrees never to make any claim for benefits or coverage under said CES Change in Control Agreement and CES Supplemental Pension Agreement and life insurance policy or policies issued in connection with the CES Supplemental Pension Agreement, and in the event any such claim is made by any person, to defend and indemnify the Company and NSTAR therefrom.

     2. NSTAR agrees that in the event of the Employee's termination of employment from the NSTAR Group on or after the date of this agreement and prior to September 1, 2002 (the "covered period") for any reason other than death or for Cause, Employee shall be entitled to receive under this agreement a lump sum payment equal to the excess, if any, of (i) the amount of Termination Benefit set forth in the following SCHEDULE over (ii) the total value of benefits paid or payable to Employee, if any, on account of a payment event which occurs during the covered period, under the NSTAR Change in Control Agreement with Employee dated September 21, 2000.

                            SCHEDULE

Date of Termination of Employment                Termination Benefit
On or After the date of this agreement and             $ 1,959,269
  Prior to July 1, 2000
After June 30, 2000 and prior to October 1, 2000       $ 1,815,550
After September 30, 2000 and prior to
  January 1, 2001                                      $ 1,671,831
After December 31, 2000 and prior to
  April 1, 2001                                        $ 1,528,113
After March 31, 2001 and prior to July 1, 2001         $ 1,384,394
After June 30, 2001 and prior to October 1, 2001       $ 1,240,675
After September 30, 2001 and prior to
  January 1, 2002                                      $ 1,096,956
After December 31, 2001 and prior to
  April 1, 2002                                        $   953,238
After March 31, 2002 and prior to July 1, 2002         $   809,519
After June 30, 2002 and prior to August 31, 2002       $   665,800
After September 1, 2002                                $         0

     If any payment received by Employee under this paragraph 2 (but determined without regard to any additional payments required under this sentence) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Employee under this paragraph 2 with respect to such excise tax, NSTAR will pay to Employee under this paragraph 2 an additional amount in cash (the "Additional Amount") equal to the amount necessary to cause the payments received by Employee under this paragraph 2, including such Additional Amount (net of all federal, state and local income taxes and all taxes payable as a result of the application of Sections 280G and 4999 of the Code and including any interest and penalties with respect to such taxes) to be equal to the aggregate payments Employee would have received under this paragraph 2, excluding such Additional Amount (net of all federal, state and local income taxes) as if Sections 280G and 4999 of the Code (and any successor provisions thereto) had not been enacted into law.

     Following the termination of Employee's employment from the NSTAR Group, Employee may submit to the Company a written opinion (the "Opinion") of a nationally recognized accounting firm, employment consulting firm, or law firm selected by Employee setting forth a statement and a calculation of the Additional Amount. The determination of such firm concerning the extent of the Additional Amount (which determination need not be free from doubt), shall be final and binding on both Employee and NSTAR. NSTAR will pay to Employee the Additional Amount not later than 10 days after such firm has rendered the Opinion. NSTAR agrees to pay the fees and expenses of such firm in preparing and rendering the Opinion.

     If, following the payment to Employee of the Additional Amount, Employee's liability for the excise tax imposed by
Section 4999 of the Code on the payments and benefits received by Employee is finally determined (at such time as the Internal Revenue Service is unable to make any further adjustment to the amount of such liability) to be less than the amount thereof set forth in the Opinion, Employee shall reimburse NSTAR, without interest, in an amount equal to the amount by which the Additional Amount should be reduced to reflect such decrease in the actual excise tax liability. The calculation of such reimbursement shall be made by a nationally recognized accounting firm, an employment consulting firm, or a law firm selected by Employee, whose determination shall be binding on Employee and NSTAR and whose fees and expenses therefor shall be paid by NSTAR.

     3. NSTAR agrees that upon Employee's termination of employment from the NSTAR Group on or after the date of this agreement for any reason other than death or for Cause, Employee shall be entitled to receive a lump sum payment under this agreement equal to the excess, if any, of (i) $494,535, which represents the actuarial equivalent lump sum present value of the retirement benefit which the Employee had accrued on September 1, 1999 under the Pension Plan for Employees of Commonwealth Energy System and Subsidiary Companies, the Excess Benefit portion of the Executive Salary Continuation and Excess Benefit Plan for Employees of Commonwealth Energy System and Subsidiary Companies and the CES Supplemental Pension Agreement over (ii) the actuarial equivalent lump sum present value of the retirement benefit the Employee is entitled to receive upon such termination of employment under the NSTAR Pension Plan, the NSTAR Excess Benefit Plan and the NSTAR Supplemental Executive Retirement Plan. The amount of such lump sum payment shall be calculated by NSTAR's Pension Plan actuary using reasonable actuarial assumptions and such determination shall be conclusive and binding on the Company, NSTAR and the Employee.

     4. Employee acknowledges and agrees that this agreement does not constitute a contract of employment for a specified term nor does it in any way restrict the right of the Company or NSTAR or Employee to terminate Employee's employment. Employee also acknowledges and agrees that this agreement does not obligate NSTAR to continue the NSTAR Benefits Program, which may be amended or terminated at any time in accordance with the applicable provisions of the NSTAR Benefits Program.

     5. Any right to any payment Employee may have under this agreement shall be that of a general unsecured creditor of NSTAR.

     6. Employee's interest under this agreement will not be alienable by Employee by assignment or any other method.

     7. This agreement may be amended by written agreement between the parties hereto.

     8. This agreement will be governed and construed in accordance with the laws of the Commonwealth of Massachusetts to the extent such laws are not preempted by federal law.

     9. Any dispute under, or relating to, this agreement shall be referred to binding arbitration in Boston, Massachusetts, under the rules of the American Arbitration Association before a panel of three impartial arbitrators selected under such rules, which panel shall consist of (1) an actuary, (2) an employee benefit consultant, and (3) an attorney, all of whom shall have substantial professional experience with nonqualified executive deferred compensation arrangements.

     10. This agreement sets forth the entire agreement of the parties and supersedes all prior and contemporaneous agreements, communications and understandings, written or oral, with respect to the subject matter hereof.

     For purposes of this agreement, the term "Cause" means only:
(a) commission of a felony or gross neglect of duty by the Employee which is intended to result in substantial personal enrichment of the Employee at the expense of NSTAR, (b) conviction of a crime involving moral turpitude, or (c) willful failure by the Employee of his duties to NSTAR which failure is deliberate on the Employee's part, results in material injury to NSTAR, and continues for more than 30 days after written notice given to the Employee pursuant to a two-thirds vote of all of the members of the NSTAR Board of Trustees at a meeting called and held for such purpose (after reasonable notice to Employee) and at which meeting the Employee and his counsel were given an opportunity to be heard, such vote to set forth in reasonable detail the nature of the failure. For purposes of this definition of Cause, no act or omission shall be considered to have been "willful" unless it was not in good faith and the Employee had knowledge at the time that the act or omission was not in the best interest of NSTAR. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the NSTAR Board of Trustees or upon the instructions of the Chief Executive Officer or another senior officer of NSTAR or based on the advice of counsel of NSTAR shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interest of NSTAR.

     The name "NSTAR" under this agreement means the trustee or trustees for the time being (as trustee or trustees but not personally) under a Declaration of Trust dated April 20, 1999, as amended from time to time, which is hereby referred to, and a copy of which, as amended, has been filed with the Secretary of the Commonwealth of The Commonwealth of Massachusetts. Any obligation, agreement, or liability made, entered into, or incurred by or on behalf of NSTAR binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefore.
     IN WITNESS WHEREOF, the parties have signed this agreement as of the date indicated above.

                         THE COMPANY

                         /s/ R. D. Wright
                         R.D. Wright, President of Commonwealth
                         Energy System, Commonwealth Gas Company,
                         COM/Energy Services Company,
Commonwealth
                         Electric Company and Advanced Energy
Systems,
                         Inc.

                         NSTAR

                         /s/ Alison Alden
                         Alison Alden, Senior Vice President,
                         Human Resources



                         /s/ Deborah A. McLaughlin
                         Deborah A. McLaughlin